Exhibit 4.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Triple asterisks denote omissions.

CREDIT AND SECURITY AGREEMENT

AMONG

SILVERGATE BANK

(AS LENDER)

AND

MACROSTRATEGY LLC

(AS BORROWER)

MARCH 23, 2022

CREDIT AND SECURITY AGREEMENT

This Credit and Security Agreement is dated as of March 23, 2022 among MacroStrategy LLC, a Delaware limited liability company (the “Borrower”) and SILVERGATE BANK, a California-chartered commercial bank (“Lender”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Lender hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Account” shall mean, collectively, any deposit accounts maintained by Borrower with Lender.

“Account Control Agreement” shall mean that certain Account Control Agreement, dated on or about the date hereof, between Borrower, Lender and Custodian, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, including, without limitation, with a successor Custodian.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agreement” shall mean this Credit and Security Agreement, as the same may be amended, amended and restated, replaced and restated, extended, supplemented and/or otherwise modified from time to time.

“AI Material Adverse Change” means, with respect to any then current Custodian, any circumstance or event or series of circumstances or events, which individually or in the aggregate causes a material adverse effect upon the operations, business, assets or financial condition of such Custodian that materially, adversely and imminently threatens the ability of Lender to realize upon, or that will otherwise materially, adversely and imminently impair, all or a material part of the Collateral.

Credit and Security Agreement Ref. No. 7460	1

“Anti-Terrorism Laws” shall mean any Laws applicable to Borrower relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Loan Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean three and seven tenths percent (3.70%).

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, or any other equivalent electronic service agreed to by Lender, whether owned, operated or hosted by Lender, that any party is obligated to, or otherwise chooses to, provide to Lender pursuant to this Agreement or any Loan Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Lender specifically instructs a Person to deliver in physical form.

“Base Rate” is the rate of interest per annum from time to time published by the Federal Reserve Bank of New York, as administrator of SOFR, on the Federal Reserve Bank of New York’s website, or any successor publication thereto, as the Secured Overnight Finance Rate 30 Day Average (“SOFR”) then in effect; provided that if such rate of interest, as set forth from time to time in the Federal Reserve Bank of New York’s website, or any successor publication thereto, becomes unavailable for any reason as determined by Lender, the Base Rate shall mean the rate of interest per annum announced by Lender as its prime rate in effect at its principal office in the State of California (such Lender announced prime rate not being required to be the lowest rate of interest charged by Lender in connection with extensions of credit to debtors). When interest is determined in relation to the prime rate, each change in the rate of interest hereunder shall become effective on the date each prime rate change is announced within Lender.

“Beneficial Owner” or “Beneficial Ownership” shall mean, for Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Bitcoin” means a digital commodity (or “digital asset”) based on the decentralized, open source protocol of the peer-to-peer Bitcoin computer network. By common convention, Bitcoin with a capital “B” typically refers to the Bitcoin Network as a whole, whereas bitcoin with a lowercase “b” refers to the digital asset native to the Bitcoin Network. For purposes of Article IV of this Agreement, the term bitcoin shall be deemed to include Forked Assets, which will be considered proceeds of the original bitcoin for which they share a common public address.

Credit and Security Agreement Ref. No. 7460	2

“Bitcoin Network” means the peer-to-peer Bitcoin computer network;

“Blockchain” means the public transaction ledger of the Bitcoin Network;

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in California.

“Certificate of Beneficial Ownership” shall mean, for Borrower, a certificate in form and substance acceptable to Lender (as amended or modified by Lender from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of Borrower.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean:

(1) (A) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Parent, Parent’s wholly-owned Subsidiaries, Parent’s and Parent’s wholly-owned Subsidiaries’ employee benefit plans, or any Permitted Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Parent’s common stock representing more than 50% of the voting power of the Parent’s common stock, or (B) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Parent, Parent’s wholly-owned Subsidiaries, Parent’s and Parent’s wholly-owned Subsidiaries’ employee benefit plans, or any Permitted Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Parent’s class A common stock representing more than 50% of outstanding shares of the class A common stock;

Credit and Security Agreement Ref. No. 7460	3

(2) the consummation of (A) any recapitalization, reclassification or change of the Parent’s class A common stock (other than changes resulting from a subdivision, combination or change in par value) as a result of which the Parent’s class A common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger pursuant to which the Parent’s class A common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Borrower or the Parent and the Parent’s Subsidiaries, taken as a whole, to any person other than one or more of the Parent’s wholly-owned Subsidiaries; provided, however, that neither (a) a transaction described in clause (A) or (B) in which the holders of all classes of the Parent’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction nor (b) any merger of the Parent solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of class A common stock solely into shares of common stock of the surviving entity that is listed on The Nasdaq Stock Market or the New York Stock Exchange shall be a Change of Control pursuant to this clause (2); or

(3) the adoption of a plan relating to the liquidation or dissolution of the Borrower.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of the Borrower becoming a direct or indirect wholly owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company or any ultimate parent holding company immediately following that transaction are substantially the same as the holders immediately prior to that transaction or (B) immediately following that transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding (i) a holding company satisfying the requirements of this sentence and (ii) one or more Permitted Holders is the beneficial owner, directly or indirectly, of Voting Stock representing 50% or more of the voting power of the Voting Stock of such holding company. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” shall mean March 23, 2022.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Credit and Security Agreement Ref. No. 7460	4

“Collateral” shall mean and include all of Borrower’s rights, title and interest, in and to any assets, including bitcoin, deposited in the Collateral Account, together with all security entitlements (as such term is defined in Article 8 of the Uniform Commercial Code as adopted in the State of New York), in and to any assets, including bitcoin, held in the Collateral Account, together with all substitutions, replacements and proceeds arising out of any of the foregoing.

“Collateral Account” means certain designated subaccounts, subledgers and/or digital wallets held with Custodian with the title “MacroStrategy LLC Collateral Account for Silvergate Bank, as secured party,” as reflected in Custodian’s books and records and established to hold the Collateral pledged by Borrower to the Lender under this Agreement, as security for the Obligations under this Agreement, and made subject to the Account Control Agreement, it being understood and agreed by the parties hereto that Custodian maintains other subaccounts, subledgers and/or digital wallets for Borrower that are not under the title “MacroStrategy LLC Collateral Account for Silvergate Bank, as secured party”, which shall not be included in the Collateral.

“Collateral Value” means, as of any date of determination, the value in Dollars of bitcoin held in the Collateral Account, in each case as reasonably determined by Lender as of 1:00 p.m. Pacific Time (“PT”) on the immediately preceding day (“Valuation Time”) under the Valuation Method. In the absence of fraud or manifest error, any valuations prepared by Custodian using the Valuation Method shall be deemed reasonable for purposes of this paragraph. In determining the Collateral Value, Lender may exclude from the calculation of Collateral Value any bitcoin that Lender determines, acting reasonably and in good faith creates an unreasonable material risk relating to OFAC, BSA/AML compliance or similar matters based on Lender’s blockchain analytics analysis and other diligence; provided that Lender is making substantially the same exclusions for other similarly situated borrowers in its portfolio that are utilizing bitcoin as collateral. Lender shall provide Borrower with ten (10) Business Days’ prior written notice before any such exclusion and adjustment is made effective; provided, that if Lender is required by Applicable Law or other governmental or regulatory directive to immediately exclude any assets from the determination of Collateral Value, Lender may immediately do so, but shall undertake commercially reasonable efforts to provide Borrower with as prompt notice as possible regarding any such required exclusion and adjustment. Lender shall provide Borrower a written certification that it is making substantially the same exclusions for other similarly situated borrowers in its portfolio that are utilizing bitcoin as collateral, and such certification shall be conclusive evidence of such fact.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, or the Loan Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Controlled Group” shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code or 29 U.S.C. 1301(b)(1).

Credit and Security Agreement Ref. No. 7460	5

“Covered Entity” shall mean Parent, each of Parent’s Subsidiaries (including Borrower), and all Guarantors and all pledgors of Collateral.

“Custodian” shall mean [***], or such other successor custodian that is chosen pursuant to Section 4.7(g) hereof.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Eligible Contract Participant” has the meaning ascribed to such term under Section 1(a)(12) of the Commodity Exchange Act, as amended and which may further be amended from time to time, including as amended by the Commodity Futures Modernization Act of 2000.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Obligation or Loan Document), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Obligations pursuant to a Law in effect on the date on which (i) Lender acquires such interest in the Obligations or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.8, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 3.8(f), and (d) any withholding Taxes imposed under FATCA.

Credit and Security Agreement Ref. No. 7460	6

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such Sections of the Code.

“Forked Assets” shall mean digital assets that result from any Hard Fork occurring after the Closing Date.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hard Fork” means a substantial software modification to the Blockchain which results in two or more competing and incompatible Blockchain implementations, one running the pre-modification software program and the other running the modified version (i.e., a second “Bitcoin network”).

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities for borrowed money (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligations of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, or (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business.

Credit and Security Agreement Ref. No. 7460	7

“Interest Payment Date” shall mean the first day of each month, or if such day is not a Business Day, the next succeeding Business Day, commencing on the first day of the first full calendar month after the Closing Date; provided that the final Interest Payment Date shall be the Maturity Date.

“Interest Period” shall mean, with respect to any Interest Payment Date, the period of time from and including the first day of the month of the immediately preceding Interest Payment Date through the last day of such month; provided that the Interest Period for the initial Interest Payment Date shall be the period from and including the Closing Date to, and including, the last day of the month of the Closing Date, and the final Interest Period shall end on the Maturity Date.

“Interest Rate” means a per annum rate equal to the greater of (i) the Base Rate plus the Applicable Margin or (ii) three and three-quarters percent (3.75%).

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan Documents” shall mean, collectively, this Agreement, the Account Control Agreement, the Note, Loan Schedule and any and all other documents, instruments and agreements made by Borrower in favor of Lender in connection with the Term Loan, as the same may be hereafter amended, modified or supplemented from time to time.

“Loan Party” shall mean, at each relevant time of determination, (a) Borrower, and (b) any other Person that is now or hereafter becomes a party to this Agreement as a “Borrower” or as a “Guarantor”; and “Loan Parties” shall mean collectively all such Persons.

“Loan Schedule” shall mean the schedule of Term Loan details attached hereto as Schedule 1, as supplemented by Lender with the consent of Borrower from time to time.

“LTV Ratio” means, as of any date of determination, the quotient expressed as a percentage of (x) the outstanding principal balance of the Term Loan divided by (y) the Collateral Value.

“Material Adverse Effect” shall mean (a) a material adverse effect upon, the operations, business, assets or financial condition of Borrower, including, without limitation, any material disruption of the Bitcoin Network and/or the marketplaces where bitcoin is exchanged for U.S. Dollars; (b) a material impairment of the ability of Borrower to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity and/or enforceability of this Agreement or any of the Loan Documents taken as a whole.

Credit and Security Agreement Ref. No. 7460	8

“Maturity Date” means the earlier to occur of (a) the last day of the Term (as defined in Section 13.1 below), and (b) the date on which the Term Loan becomes due in accordance with Article XI of this Agreement.

“Maximum Advance Rate” means fifty percent (50%).

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Mid-Point Advance Rate” means thirty-five percent (35%)

“Minimum Advance Rate” means twenty-five percent (25%).

“Note” shall have the meaning given to that term in Section 2.1, as amended, restated, extended, supplemented or otherwise modified from time to time.

“Obligations” shall mean and include any and all loans (including without limitation, the Term Loan), advances, debts, liabilities, obligations, covenants and duties owing by Borrower or any Subsidiary of Borrower under this Agreement or any Loan Document (and any amendments, extensions, renewals or increases thereto), to Lender (or to any other direct or indirect subsidiary or affiliate of Lender) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by Borrower and any indemnification obligations payable by Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise including all costs and expenses of Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Lender to perform acts or refrain from taking any action.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

Credit and Security Agreement Ref. No. 7460	9

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Loan Document.

“Parent” means MicroStrategy Incorporated, a Delaware corporation.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in the Term Loan and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Payment Office” shall mean such office of Lender or account instructions, which Lender designates to receive payments from Borrower of amounts due under this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Permitted Holders” means Michael J. Saylor or any of his Affiliates and any “group” within the meaning of Section 13(d) of the Exchange Act of which Michael J. Saylor or his Affiliates collectively beneficially own more than 50% of the voting Equity Interests beneficially owned by such “group”.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA maintained by Borrower or any member of the Controlled Group or to which Borrower or any member of the Controlled Group is required to contribute.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department.

“Sanctioned Person” is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) to a Loan Party’s knowledge, is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country..

Credit and Security Agreement Ref. No. 7460	10

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” shall mean the obligation of Lender to make the Term Loan in the amount of $205,000,000.00.

“Term Loan” shall mean the extension of credit made pursuant to this Agreement.

“Uniform Commercial Code” or “UCC” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Valuation Method” shall mean the price of bitcoin at the specified Valuation Time using the XBX index (“Index”) published on TradeBlock website available at https://tradeblock.com/markets/index/xbx (“Valuation Source”). If at any time the Index or Valuation Source becomes unavailable, then Lender shall designate one of the alternate Indexes or Valuation Sources identified on Schedule 2 attached hereto (each, an “Alternative Source”) as the replacement Index and Valuation Source, which election shall be effective as of the date and time the prior Index and Valuation Source became unavailable. In the event that no Alternative Source remains available following the unavailability of an Index and Valuation Source, a replacement Index and Valuation Source shall be determined by Lender in its sole but reasonable discretion. Lender agrees to provide Borrower with notice of any change in the Index or Valuation Source.

“Voting Stock” of any specified Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

Credit and Security Agreement Ref. No. 7460	11

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including references to any of the Loan Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in San Diego, California. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or is cured. Any Lien referred to in this Agreement or any of the Loan Documents as having been created in favor of Lender, any agreement entered into by Lender pursuant to this Agreement or any of the Loan Documents, any payment made by or to or funds received by Lender pursuant to or as contemplated by this Agreement or any of the Loan Documents, or any act taken or omitted to be taken by Lender, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Lender. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.	TERM LOAN, PAYMENTS.

2.1. Term Loan. Subject to the terms and conditions hereof, Lender agrees to make the Term Loan to Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment. The Term Loan shall be evidenced by, and repayable in accordance with the terms of the Term Credit Note payable to Lender in an amount equal to the Term Commitment held by Lender (the “Note”) and this Agreement. After repayment, the Term Loan may not be reborrowed.

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2.2. Prepayments. The Term Loan may be prepaid in whole or in part upon one (1) Business Day’s prior written notice to the Lender. In the event of any prepayment of the Term Loan, whether by voluntary prepayment, acceleration or otherwise, the Borrower shall pay to Lender a prepayment charge equal to (A) in the case of a prepayment made on or prior to the first twelve (12) month anniversary of the Closing Date, one-half percent (0.50)% of the principal balance being prepaid, (B) in the case of a prepayment made after the first twelve (12) month anniversary of the Closing Date, but on or before the second twelve (12) month anniversary of the Closing Date, one-quarter percent (0.25%) of the principal balance being prepaid, and (C) in the case of a prepayment made after the second twelve (12) month anniversary of the Closing Date, zero percent (0.00%) of the principal balance being prepaid.

2.3. Manner and Repayment of Term Loan.

(a) The Term Loan shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, the Term Loan shall be subject to earlier repayment upon (x) acceleration pursuant to Section 11.1(a) hereof or (y) termination of this Agreement.

(b) All payments of principal, interest and other amounts payable hereunder, or under any of the Loan Documents shall be made to Lender at the Payment Office not later than 3:00 p.m. PT on the due date therefor in Dollars in federal funds or other funds immediately available to Lender.

(c) Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Lender, in each case on or prior to 3:00 p.m.PT, in Dollars and in immediately available funds.

2.4. 2.4 Collateral Shortfall. If, on any day, the LTV Ratio is equal to or greater than the Maximum Advance Rate (a “Collateral Shortfall”), the Borrower shall have one (1) Business Day to cause the LTV Ratio to be less than or equal to the Minimum Advance Rate, or for so long as Borrower elects to pay Mid-Point Additional Interest in accordance with Section 3.3 below, the Mid-Point Advance Rate. If the LTV Ratio is not less than or equal to the Minimum Advance Rate or Mid-Point Advance Rate, as applicable, by 1 p.m. PST on the first (1st) Business Day after the occurrence of a Collateral Shortfall, an Event of Default shall be deemed to exist, in which case Lender shall be entitled to exercise any and all rights and remedies under Article XI and/or applicable law. For the avoidance of doubt, after Borrower reduces the LTV ratio as a result of a Collateral Shortfall to be less than or equal to the Minimum Advance Rate or Mid-Point Advance Rate, as applicable, Borrower shall have no obligation to maintain the LTV Ratio at such Minimum Advance Rate or Mid-Point Advance Rate, as applicable, for so long as no subsequent Collateral Shortfall occurs.

2.5 Use of Proceeds. Borrower shall apply or use the proceeds of the Term Loan (i) to purchase bitcoin (the “Transaction”), (ii) to pay interest, fees and expenses relating to the Transaction, or (iii) for Borrower’s or Parent’s general corporate purposes.

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2.6 Return of Excess Collateral. If, on any day, the LTV Ratio is less than the Minimum Advance Rate as a result of excess Collateral in the Collateral Account (the “Excess Collateral”), Borrower may, but not more frequently than once per Business Day, request a return of some or all of the Excess Collateral. Requests for a return of Excess Collateral must be in writing (which may be delivered by email) and be for a minimum amount of at least $5,000,000.00 (or equivalent amount of BTC calculated in accordance with the Valuation Method). Borrower shall deliver written requests to the Custodian and Lender. Lender shall use commercially reasonable efforts to authorize the Custodian to process such requests within one (1) Business Day (and shall, in any case, so authorize the Custodian within two (2) Business Days) after Lender’s receipt of the request. In no event shall Borrower be entitled to a return of any Collateral, if, after giving effect to the return of that Collateral, the LTV Ratio would exceed the Minimum Advance Rate. Upon any return of such Collateral, the Lender’s Lien and security interest granted under this Agreement shall be automatically released and of no further force or effect with respect to the Excess Collateral returned to Borrower.

2.7 Voluntary Increase of Collateral. Borrower may (but shall not be obligated to), on any Business Day, deposit additional bitcoin into the Collateral Account (the “Additional Collateral”). Any such Additional Collateral shall be included in the calculation of Collateral Value on the next occurring Business Day.

III. INTEREST AND FEES.

3.1. Interest. Subject to the last sentence of this paragraph, the Obligations shall bear interest at the Interest Rate. Interest on the Term Loan shall be payable in arrears on each Interest Payment Date; provided that all accrued and unpaid interest shall be due and payable at the end of the Term Loan. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Lender, or in the case of any Event of Default under Section 10.7 (other than Section 10.7(g)), immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party, the Obligations shall bear interest at the lesser of: (a) the Interest Rate, plus two percent (2%); or (b) the Maximum Rate (the “Default Rate”).

3.2. Origination Fee. On or before the Closing Date, Borrower shall pay to Lender an origination fee of [***], which may be paid from the proceeds of the Term Loan.

3.3. Mid-Point Additional Interest. If, following a Collateral Shortfall, Borrower does not cause the LTV Ratio to be less than or equal to the Minimum Advance Rate, but does cause the LTV Ratio to be less than or equal to the Mid-Point Advance Rate, the outstanding Obligations shall be subject to an additional per annum interest rate equal to one-quarter percent (0.25%) (the “Mid-Point Additional Interest”) for so long as the LTV Ratio exceeds the Minimum Advance Rate; provided that once the LTV Ratio is less than or equal to the Minimum Advance Rate, no Mid-Point Additional Interest shall be applicable unless and until another Collateral Shortfall occurs. The Mid-Point Additional Interest shall be computed on the basis of a 360 day year, actual days elapsed, for each day that the LTV Ratio exceeds the Minimum Advance Rate.

3.4. Computation of Interest and Fees. Interest, Mid-Point Additional Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate for the outstanding principal balance of the Term Loan during such extension.

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3.5. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (a) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (b) such excess amount shall be first applied to any unpaid principal balance owed by Borrower; and (c) if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. Notwithstanding anything to the contrary contained in this Agreement or in any Loan Document, all agreements which either now are or which shall become agreements among Loan Parties and Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under this Agreement or any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Loan Parties and Lender. The foregoing provisions shall never be superseded or waived and shall control every other provision of this Agreement or any Loan Document and all agreements among Borrower and Lender, or their respective successors and assigns. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable in accordance with Section 3.1 of this Agreement.

3.6. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Lender to any Tax other than (A) Indemnified Taxes and (B) Taxes described in clauses (a)(ii) through (d) of the definitions of Excluded Taxes) with respect to this Agreement;

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

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(c) impose on Lender any other condition, loss or expense (other than Taxes) affecting this Agreement or any Loan Document or the Term Loan made by Lender;

and the result of any of the foregoing is to increase the cost to Lender of making, converting to, continuing, renewing or maintaining the Term Loan hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of the Term Loan by an amount Lender deems to be material, then, in any case Borrower shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be; provided that the foregoing shall not apply to increased costs which are reflected in the Base Rate, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error. For purposes of this Section 3.6, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any and all rules, regulations, orders, requests, guidelines, and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of this Agreement.

3.7. Application of Payments. So long as no Event of Default then exists, all payments from Borrower received by Lender shall first be applied to accrued but unpaid interest (including any Mid-Point Additional Interest); second, to the principal balance outstanding; and third, to any late charges and costs of collection. Upon the occurrence of an Event of Default, Lender may apply payments in such order and amounts as Lender elects, in its sole and absolute discretion.

3.8. Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by Applicable Law; provided that if Borrower shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.8(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Borrower shall indemnify Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

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(d) As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Body, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower have paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Lender in the event Lender is required to repay such refund to such Governmental Body. This Section shall not be construed to require Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(f) If Lender (including any assignee or successor) is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Lender shall deliver whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.

3.9. Debt Service Reserve. At Closing, Borrower shall establish a cash reserve with Lender in an amount equal to $5,000,000.00, which reserve shall be held by Lender as additional collateral for the Obligations (the “Reserve Account”). Borrower hereby grants Lender a security interest in the Reserve Account and any proceeds thereof. During the Term, Lender (or a designated representative of Lender) shall have the sole right to make withdrawal of the Reserve Account in order to pay amounts owing under this Agreement that are not paid when due (after giving effect to any applicable grace period). Borrower shall not be entitled to any earnings or interest on the Reserve Account. Notwithstanding the forgoing, Borrower may request Lender to apply funds from the Reserve Account for interest due on the Interest Payment Date during the last six months of the Term of the Term Loan so long as (a) no Default or Event of Default then exists, (b) Borrower has given written request to Lender by no later than five (5) Business Days prior to the Interest Payment Date to apply funds from the Reserve Account to interest due on the next payment date, and (c) no Collateral Shortfall exists at the time of the request or application of the interest payment.

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IV. COLLATERAL: GENERAL TERMS.

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Lender of the Obligations, Borrower hereby collaterally assigns (which shall not be deemed, for the avoidance of doubt, an assignment of ownership rights), pledges and grants to Lender, a continuing security interest in and to and Lien on all of the Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located.

4.2. Perfection of Security Interest. Borrower shall, at Lender’s request, take all action that may be necessary or desirable so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in and Lien on the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) immediately discharging all Liens on the Collateral other than Lender’s security interest, (b) entering into custodial arrangements reasonably satisfactory to Lender, and (c) executing and delivering financing statements, control agreements, instruments of pledge, notices and assignments, in each case in form and substance reasonably satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest and Lien under the UCC or other Applicable Law. By its signature hereto, Borrower hereby authorizes Lender to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the UCC in form and substance satisfactory to Lender, on the condition that the description of the collateral in any such statement only is limited to only the Collateral. Subject to any expense limitation set forth in Section 13.9, all charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account and added to the Obligations, or, at Lender’s option, shall be paid by Borrower to Lender immediately upon demand.

4.3. Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Lender: (a) may at any time take such steps as Lender deems necessary to protect Lender’s interest in and to preserve the Collateral, including the hiring of cyber and security consultants or implementing other security protection measures as Lender may deem appropriate; (b) may purchase or lease cold storage vaults to preserve the Collateral and to otherwise do all acts necessary to protect Lender’s interests in the Collateral; and (c) may acquire one or more hardware wallets where Lender may store the private keys associated with all or part of the Collateral. Borrower shall cooperate fully with all of Lender’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Lender may direct. Borrower shall reimburse Lender for all of Lender’s reasonable and documented out-of-pocket expenses of preserving the Collateral, including any expenses relating to the bonding or insuring of a custodian, which reimbursement obligation shall be part of the Obligations. Nothing contained in this Section 4.3 is intended to impose any burden or obligation on Lender to preserve or hold any portion of the Collateral.

4.4. Ownership and Location of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Lender’s security interest, Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Lender; and the Collateral shall be free and clear of all Liens whatsoever.

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4.5. Defense of Lender’s Interests; Release of Collateral. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Lender’s interests in the Collateral shall continue in full force and effect. Borrower shall defend Lender’s interests in the Collateral against any and all Persons whatsoever. With respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Upon payment and performance in full of the Obligations, this Agreement shall automatically terminate and be of no further force or effect, and the Lender’s Lien on and security interest in the Collateral shall automatically be released and of no further force or effect. Lender shall, at Borrower’s sole cost and expense, take all actions requested by Borrower necessary or desirable to release such Liens, including, without limitation, executing a termination letter with respect to the Account Control Agreement and authorizing Borrower to file UCC-3 termination statements with respect to any financing statements filed by or on behalf of Lender.

4.6. Financing Statements. Except with respect to the financing statements filed by or on behalf of Lender, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.7 Custodian.

(a) Lender shall have no liability to Borrower or other person for Custodian’s failure to comply with any of its contractual obligations with respect to the Collateral or any other acts or omissions of Custodian, including, without limitation, any losses or damages arising out of the theft or misappropriation of the Collateral or claims that Custodian failed to properly safeguard the Collateral. Any diligence performed by Lender with respect to the qualifications and suitability of Custodian is solely for Lender’s benefit. Lender makes no representations or statements about the Custodian’s experience or qualifications to perform its obligations under the Collateral Covenants. Borrower is engaged in commercial activities involving virtual currency and digital assets, has significant experience buying, selling and storing virtual currency and other digital assets, including bitcoin, and has done its own evaluation and diligence concerning Custodian. By entering into this Agreement and accepting the Term Loan, Borrower represents and warrants to Lender that it has performed independent diligence on the Custodian and determined Custodian to be qualified to custody the Collateral. Borrower is under no obligation to enter into the transactions evidenced by this Agreement and does so only after making the determination in the immediately preceding sentence.

(b) In the event Borrower suffers any loss or damages as a result of Custodian’s acts or omissions, including without limitation, any theft or misappropriation of the Collateral, Borrower shall look solely to Custodian for any such loss or damages. Borrower hereby waives and releases Lender from any and all claims, liabilities, damages, losses or otherwise caused by Custodian or Custodian’s employees, agents or contractors, including, without limitation, any claims or causes of action based on the theory that Borrower sustained damages or losses as a result of Lender conditioning the making of the Term Loan on the requirement that a Lender-approved custodian control the Collateral during the term of the Term Loan.

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(c) Without limiting the generality of the provisions in subparagraph (a) above, Borrower also acknowledges that it shall have no right to offset any amounts owed under this Agreement or any Loan Documents by any claims against Custodian, including, without limitation, claims arising out of the theft or misappropriation of any of the Collateral, it being understood that Borrower’s obligations hereunder are absolute and irrespective of any such losses or claims.

(d) Borrower acknowledges that Lender may have entered into separate agreements with Custodian and/or one or more Affiliates of Custodian pursuant to which Lender compensates Custodian or Affiliates of Custodian, including, without limitation, for performing certain loan servicing functions with respect to the Collateral and/or the Term Loan. The obligations of the Custodian or the Affiliates of Custodian under those agreements to service certain aspects of the Term Loan and provide trade execution services are for the sole benefit of Lender and Borrower is not an intended third-party beneficiary under any such agreements.

(e) Lender shall not be liable to Borrower for any delays in the return of any Collateral to Borrower resulting from any delays directly caused by the Custodian or any other cause outside the reasonable control of Lender, including, without limitation, any disruption of the bitcoin network or governmental directive preventing the lawful transfer of the Collateral to Borrower.

(f) Custodian shall constitute a “securities intermediary” as that term is defined in Article 8 of the Uniform Commercial Code of the State of New York (“Article 8”), or an agent thereof. Borrower and Lender acknowledge and agree that (i) the Collateral Account is considered a “securities account” under Article 8, and (iii) the Collateral in the Collateral Account shall be considered “financial assets” under Article 8. The treatment of Collateral as a financial asset under Article 8 does not determine the characterization or treatment of those assets under any other law or rule.

(g) (i) Schedule 3 sets forth, as of the Closing Date, an approved list of custodians for holding the Collateral Account (as such list may be updated from time to time pursuant to the terms hereof, the “Approved Custodian List”). Lender and Borrower agree that any custodian set forth on the Approved Custodian List shall be an acceptable replacement custodian hereunder. Either party may propose updates to the Approved Custodian List, which updates shall become effectively immediately (and be deemed to update Schedule 3 hereof) upon written approval of the non-requesting party (such approval not to be unreasonably withheld, conditioned or delayed); provided that the non-requesting party shall have no less than six (6) months to perform its normal and customary due diligence procedures with respect to any proposed custodian not listed on the Approved Custodian List as of the Closing Date, and shall not be obligated to approve any proposed custodian that does not comply with its internal policies or procedures or obligations under applicable law.

(ii) Either party may at any time request that Borrower establish a new Collateral Account with a custodian on the Approved Custodian List (an “Account Substitution Request”), in which case, Borrower and Lender shall (A) use commercially reasonable efforts to establish an account with the replacement Custodian and enter into a new Account Control Agreement on substantially the same terms as the existing Account Control Agreement, (B) reaffirm covenants and representations made in this Section 4.7 with respect to the replacement Custodian, and (C) consent to the transfer of the Collateral to the new Collateral Account maintained with the new Custodian.

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(iii) If (A) there is no longer any custodian on the Approved Custodian List that is on Lender’s internal list of approved custodians, and Borrower thereafter rejects proposed changes to the Approved Custodian List pursuant to Section 4.7(g)(i) above, or (B) Borrower and Lender are unable to establish an account with a custodian on the Approved Custodian List after an Account Substitution Request pursuant to Section 4.7(g)(ii) (each of the foregoing separately, a “Custodian Triggering Event”), then Borrower and Lender hereby agree to coordinate in good faith to identify a mutually acceptable substitute Custodian within six (6) months. If Borrower and Lender are unable to agree upon a substitute Custodian during such six (6)-month period, then (A) in the case of a Custodian Triggering Event arising out of Lender’s request to replace the Custodian, Borrower shall, without any prepayment fees, repay the outstanding principal balance of the Term Loan, together with all accrued and unpaid interest and all other amounts due under the Loan Documents, within ten (10) days of Lender’s written demand, or (B) in the case of a Custodian Triggering Event arising out of Borrower’s request to replace the Custodian, choose to either (x) allow the Collateral to remain with the then current custodian or (y) without any prepayment fees, repay the outstanding principal balance of the Term Loan, together with all accrued and unpaid interest and all other amounts due under the Loan Documents.

(iv) If an AI Material Adverse Change occurs, then upon Lender’s notice thereof to Borrower, Lender and Borrower shall work in good faith to, within two (2) Business Days of such notice, agree on a new custodian from the Approved Custodian List, and direct the current custodian to transfer the Collateral from Borrower’s account at the current custodian to Borrower’s account at such new custodian; provided that Borrower has established an appropriate account at such new custodian. After such direction is made, Borrower shall have an additional two (2) Business Days to cause the current custodian to transfer the Collateral to such new custodian and enter into a replacement Account Control Agreement with such new custodian. If Lender and Borrower are unable to either (A) agree on a new custodian and direct the current custodian to transfer the Collateral to such new custodian within the initial two (2) Business Day period referenced above or (B) thereafter cause the current custodian to transfer the Collateral to the new custodian and enter into a replacement Account Control Agreement with such new custodian within such additional two (2) Business Day period referenced above, then Borrower shall have two (2) Business Days to either (x) repay the outstanding principal balance of the Term Loan, without any prepayment fees, together with all accrued and unpaid interest and all other amounts due under the Loan Documents, or (y) establish a cash collateral reserve with Lender in an amount equal to the outstanding principal balance of the Term Loan; the failure of which shall constitute an immediate Event of Default under this Agreement.

(v) Anything herein or in the other Loan Documents to the contrary notwithstanding, unless an Event of Default has occurred and is continuing, the Lender shall have no right to issue a notice of exclusive control under the Account Control Agreement, and all custodian directions and transfers under this Section 4.7(g) or otherwise shall be initiated and controlled by the Borrower. After the occurrence and during the continuance of an Event of Default, the Lender shall have the right to issue a notice of exclusive control under the Account Control Agreement at any time in its sole discretion.

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V.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows on the Closing Date:

5.1. Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Loan Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Loan Documents to which it is a party have been duly executed and delivered by Borrower, and this Agreement and the Loan Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Loan Documents to which it is a party (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s Organizational Documents or to the conduct of such Borrower’s business or of any material contract or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a material contract or any other Person, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien upon any Collateral (other than the liens created hereunder in favor of Lender) under the provisions of any agreement, instrument, or other document to which such Borrower is a party or by which it or its property is a party or by which it may be bound, unless such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect on such Borrower.

5.2. Formation and Qualification. Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the state in which it is organized and is qualified to do business and is in good standing in the states where it conducts business which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property, except where the failure to so qualify would reasonably be expected to have a Material Adverse Effect on such Borrower. Borrower has delivered to Lender true and complete copies of its Organizational Documents.

5.3. Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Loan Documents to which it is a party shall be true at the time of such Borrower’s execution of this Agreement and the Loan Documents to which it is a party (but shall not be re-made after the Closing Date unless expressly agreed in writing by the Borrower), and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. Borrower has filed all federal, state and local Tax returns, to the extent required, and other Tax reports it is required by law to file, except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and has paid all Taxes that are due and payable, other than Taxes that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP and Taxes the non-payment of which would not reasonably be expected to have a Material Adverse Effect. Borrower has no knowledge of any material deficiency or material additional assessment for Taxes of Borrower that is not provided for on its books.

Credit and Security Agreement Ref. No. 7460	22

5.5. Financial Statements. The December 31, 2021 balance sheet of Borrower (the “Balance Sheet”) furnished to Lender is accurate, complete and correct and fairly reflects the financial condition of Borrower in all material respects as of the Closing Date, and has been prepared in accordance with GAAP, consistently applied. All financial statements referred to in this section 5.5 have been prepared in accordance with GAAP, except as may be disclosed in such financial statements.

5.6. Entity Names. Except as disclosed to Lender, in writing, during the application process, Borrower has not been known by any other company or corporate name, as applicable, in the past five (5) years, nor has Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) Borrower is, and after giving effect to the Term Loan, Borrower will be solvent, able to pay its debts as they mature, and has, and after giving effect to the Term Loan, will have capital sufficient to carry on its business and all businesses in which it is about to engage, (ii) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities, and (iii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Borrower has no pending or threatened litigation, arbitration, actions or proceedings against it that would reasonably be expected to have a Material Adverse Effect. Borrower has no outstanding material Indebtedness other than the Obligations, except for (i) Indebtedness reflected on the Borrower’s financial statements delivered to Lender, and (ii) Indebtedness incurred in the ordinary course of Borrower’s business that is not secured by any lien, security interest other charge in or against the Collateral.

(c) Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and have not incurred any material liability to the PBGC or a Plan under Title IV of ERISA in connection with the termination of a Plan, and each Plan maintained by the Borrower is in compliance in all material respects with the presently applicable provisions of ERISA and the Code.

Credit and Security Agreement Ref. No. 7460	23

5.8. Licenses and Permits. Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business, except where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.9. Default of Indebtedness. Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder, except where any such default or event of default would not reasonably be expected to have a Material Adverse Effect.

5.10. No Default. No Default or Event of Default has occurred and is continuing.

5.11. Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith, when taken as a whole and at the time made or furnished, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances in which they were made. There is no fact known to Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by or this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.12. Business and Property of Borrower. On the Closing Date, Borrower will own all the material property and possess all of the material rights and Consents necessary for the conduct of the business of such Borrower.

5.13. Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Lender for Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. The Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

5.14 Eligible Contract Participant. Borrower qualifies as an Eligible Contract Participant.

VI.	AFFIRMATIVE COVENANTS.

Borrower shall, until payment in full of the Obligations (other than contingent obligations and other obligations that survive termination of this Agreement) and termination of this Agreement:

Credit and Security Agreement Ref. No. 7460	24

6.1. Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established in accordance with GAAP or would not reasonably be expected to have a Material Adverse Effect.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices, except where the failure to do so could reasonably be expected to have a Material Adverse Effect; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes), all in accordance with, or as required by, GAAP consistently applied.

6.4. Payment of Taxes. Pay, when due, all Taxes lawfully levied or assessed upon such Borrower or any of the Collateral, including personal property Taxes and all franchise, income, employment, social security benefits, withholding, and sales taxes, other than any Taxes that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been taken and Taxes the non-payment of which would not reasonably be expected to have a Material Adverse Effect.

6.5. Intentionally Deleted.

6.6. Insurance.

(a) (i) Borrower shall maintain, at a minimum, such insurance coverage, as is customary in the case of companies engaged in businesses similar to Borrower, and having deductibles consistent with customary practice, and (ii) Borrower shall use commercially reasonable efforts to cause the Custodian to maintain coverage that insures against the theft, or the accidental or intentional loss or destruction of, the private keys associated with the Collateral, subject to certain exclusions from coverage that are generally applicable to all digital assets in the custody of the Custodian (the “Required Digital Assets Coverage”). During the time in which the Collateral remains in the custody of the Custodian and the Custodian maintains the Required Digital Asset Coverage, Borrower is not required to maintain separate coverage for losses covered by the Required Digital Assets Coverage.

Credit and Security Agreement Ref. No. 7460	25

(b) With respect to any Required Digital Assets Coverage maintained by a Custodian, Borrower acknowledges that such coverages may not be sufficient to cover the entire loss in the event some or all of the Collateral is lost or stolen. Lender’s acceptance of such insurance should not be considered as a representation, opinion or indication that the coverages provided by the Custodian are suitable for Borrower. In some cases, the amount of proceeds available on account of a loss may only be sufficient to repay the Obligations and may not be sufficient to cover some or all of Borrower’s equity in the Collateral. As such, Borrower should evaluate with its risk management personnel what insurance coverage it should maintain independent of those maintained by the Custodian.

6.7. Payment of Indebtedness . Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.8. Standards of Financial Statements. Cause all financial statements referred to in Section 9.2 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.9. Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, promptly upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Lender may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.10. Certificate of Beneficial Ownership and Other Additional Information. Provide to Lender from time to time: (i) promptly upon the request of Lender, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Lender; (ii) promptly upon the request of Lender, deliver a Certificate of Beneficial Ownership in form and substance reasonably satisfactory to Lender; and (iii) such other information and documentation as may reasonably be requested by Lender from time to time promptly after such request for purposes of compliance by Lender with applicable laws (including without limitation the USA PATRIOT ACT and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Lender or such Lender to comply therewith.

6.11 Operational Security. Borrower shall follow and maintain operational security as is customary in the case of companies engaged in businesses similar to Borrower throughout the Term of the Term Loan, including, without limitation, ensuring that all communications initiated by Borrower to Lender and/or Custodian involving private or public keys are accomplished through secure means, such as encrypted email communication. Borrower shall employ commercially reasonable security measures as is customary in the case of companies engaged in businesses similar to Borrower to safeguard any passwords, personal identification numbers and other credentials that can be used to access information about the Term Loan, the Collateral and any deposits and/or withdrawals of digital assets involving the Term Loan.

Credit and Security Agreement Ref. No. 7460	26

VII.	NEGATIVE COVENANTS.

Borrower shall not, until satisfaction in full of the Obligations (other than contingent obligations and other obligations that survive termination of this Agreement) and termination of this Agreement:

7.1. Sale of Collateral. Sell, lease, transfer or otherwise dispose of any Collateral in violation of this Agreement.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of the Collateral in violation of this Agreement, other than Liens granted to Lender pursuant to this Agreement and Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been taken.

7.3. Intentionally Deleted.

7.4. Nature of Business. Substantially change the nature of its business, except that the Borrower may engage in the ownership and operation of one or more businesses engaged in (a) owning, or providing services relating to, virtual currencies and/or other blockchain-based digital assets, (b) any line of business or activity of the Parent or any of its Subsidiaries as of the Closing Date, or (c) any other business or activity reasonably related, incidental, complimentary or ancillary to the businesses and activities referred to in the foregoing clauses (a) or (b) and reasonable extensions thereof, and any activities necessary to conduct the foregoing.

7.5. Fiscal Year and Accounting Changes. Change its fiscal year end or make any change in accounting treatment and reporting practices except as required by GAAP.

7.6. Use of Proceeds. Now or hereafter use any portion of the Term Loan in or for any business other than in accordance with Section 2.5.

7.7. Compliance with ERISA. Cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.7(d) to cease to be true and correct in all material respects.

VIII	. CONDITIONS PRECEDENT.

8.1. The agreement of Lender to make the Term Loan on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of the Term Loan, of the following conditions precedent:

(a) This Agreement. Lender shall have received this Agreement duly executed and delivered by an authorized officer of Borrower;

(b) Note. Lender shall have received the Note duly executed and delivered by an authorized officer of Borrower;

Credit and Security Agreement Ref. No. 7460	27

(c) Loan Documents. Lender shall have received each of the executed Loan Documents, as applicable, including, without limitation, the Account Control Agreement and a duly executed Loan Schedule in form and substance satisfactory to Lender;

(d) Collateral Value. Lender shall have received evidence from Custodian that the aggregate amount of Collateral in the Collateral Account is sufficient in value and amount to support the amount of the Term Loan on the Closing Date;

(e) Intentionally Deleted;

(f) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Lender to be filed, registered or recorded in order to create, in favor of Lender, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(g) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrower. Lender shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of Borrower in form and substance satisfactory to Lender dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Lender, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Loan Document to which such Borrower is a party (including authorization of the incurrence of indebtedness and borrowing of the Term Loan), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the Obligations of Borrower (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Loan Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(h) Legal Opinion. Lender shall have received in form and substance satisfactory to Lender, a legal opinion from Borrower’s legal counsel as to good standing, due authorization, enforceability as such other matters as customarily required for transaction in the nature of the Term Loan.

Credit and Security Agreement Ref. No. 7460	28

(i) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Note, the Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which could, in the reasonable opinion of Lender, have a Material Adverse Effect; and no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body;

(j) Fees. Lender shall have received all fees payable to Lender on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(k) Insurance. Lender shall have received in form and substance reasonably satisfactory to Lender, (i) evidence that adequate insurance required to be maintained under Section 6.6(a)(i) is in full force and effect, and (ii) insurance certificates issued by Borrower’s insurance broker containing such information regarding the policies referred to in the foregoing clause (i) as Lender shall request; and

(l) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender and its counsel.

IX.	INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Lender all matters that would reasonably be expected to result in a Material Adverse Effect.

9.2. Borrower Annual Financial Statements. Furnish Lender within ninety (90) days after the end of each fiscal year of Borrower, unaudited financial statements of Borrower, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year in accordance with GAAP.

9.3. MicroStrategy Incorporated Financial Statements. Borrower shall cause Parent, so long as it remains a publicly traded company, in accordance with Section 13 or 15(d) of the Securities and Exchange Act of 1934, to file with the United States Securities and Exchange Commission (SEC): (a) an annual financial report on Form 10-K within ninety (90) days after the end of each of its fiscal years, and (b) quarterly financial reports on Form 10-Q forty-five (45) days after the end of each of its first three fiscal quarters, each of the preceding dates a “Reporting Due Date.” The Reporting Due Date for any Form 10-K or Form 10-Q may be extended for only such time as permitted by the SEC if the MicroStrategy Incorporated shall file with the SEC an accurate and complete SEC Form NT 10-K or NT 10-Q, as applicable, prior to each respective Reporting Due Date.

Credit and Security Agreement Ref. No. 7460	29

9.4. Collateral Account Reports. Solely to the extent the Custodian fails to provide Lender with electronic access to daily account information, including asset balances, for the Collateral Account, then, upon written request by Lender, at or prior to 8:00 a.m. PT each day during an Availability Period, the Borrower shall make available a report to the Lender that sets forth the total amount of bitcoin subject to the Collateral Account, in each case as of 8:00 a.m. PT.

9.5. Intentionally Deleted.

9.6. Additional Information. Furnish Lender with such additional information available to Borrower as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrower.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by Borrower to pay (a) within ten (10) days of the date due, any scheduled installment of principal or interest on the Obligations, (b) within thirty (30) days of the date due, any other fee, charge, amount or liability provided for herein (other than those set forth in subclause (c) of this Section 10.1 for which no grace period shall apply), or (c) on or before the date due, any amounts owed under Section 2.4 or any principal payment of the Term Loan required at maturity or by reason of acceleration pursuant to the terms of this Agreement;

10.2. Breach of Representation. Any representation or warranty made or deemed made by Borrower in this Agreement or any Loan Document shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made; provided that, in each case, such inaccuracies, to the extent capable of being corrected, are not corrected within thirty (30) days following notice from Lender;

10.3. Intentionally Deleted.

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any portion of the Collateral with a value equal to or in excess of $50,000,000, which is not paid, discharged, stayed or lifted within sixty (60) days;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.2, 10.3 and 10.4, (a) failure or neglect of Borrower to perform, keep or observe, for a period of thirty (30) consecutive days after notice to Borrower or knowledge thereof by any responsible officer of Borrower, any term, provision, condition, covenant herein contained, or contained in any Loan Document or any other agreement or arrangement, now or hereafter entered into between Borrower, or such Person, and Lender beyond any applicable cure and/or grace period;

Credit and Security Agreement Ref. No. 7460	30

10.6. Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against Borrower for an aggregate amount in excess of $50,000,000 and (b) (i) action shall be legally taken by any judgment creditor to levy upon the Collateral to enforce any such judgment, which action remains undischarged, unstayed or unvacated for a period of thirty (30) consecutive days, (ii) any such judgment shall remain undischarged, unstayed or unvacated for a period of forty-five (45) consecutive days, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon the Collateral shall be senior to any Liens in favor of Lender on such assets or properties, which Lien remains undischarged for a period of thirty (30) consecutive days;

10.7. Bankruptcy. Borrower, any Subsidiary or Affiliate of Borrower shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be the subject of an Insolvency Event or otherwise be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8. Intentionally Deleted;

10.9. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement ceases to be or is not a valid and perfected Lien having a first priority interest; provided, however, that to the extent such loss of perfection or priority is a result of any fault, failure, or delay by Lender, such loss of perfection or priority shall only constitute an Event of Default if Borrower fails to take such remedial steps as are necessary to restore Lender’s first priority interest within fifteen (15) days after written notice from Lender;

10.10. Cross Default. Either (a) any specified “event of default” under any Indebtedness (other than the Obligations) of Borrower with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $50,000,000 or more, occurs that either (i) is caused by a failure to pay principal interest or premium on such Indebtedness, or (ii) results in the acceleration of such Indebtedness prior to its scheduled maturity, or (b) any specified “event of default” under any Indebtedness extended by Lender to Borrower occurs that either (i) is caused by a failure to pay principal, interest or premium on such Indebtedness, or (ii) results in the acceleration of such Indebtedness prior to its scheduled maturity;

10.11. Intentionally Deleted;

10.12. Change of Control. Any Change of Control shall occur without Borrower’s prior written notice to Lender and Lender’s prior written approval thereof;

10.13. Invalidity. Any material provision of this Agreement or any Loan Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Lender or Borrower challenges the validity of or its liability under this Agreement or any Loan Document; or

Credit and Security Agreement Ref. No. 7460	31

10.14 Seizures. Any portion of the Collateral shall be seized, subject to garnishment or taken by a Governmental Body

XI.	LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies

(a) During the continuance of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(g)), all Obligations shall be immediately due and payable accruing interest at the Default Rate, and (ii) any of the other Events of Default and at any time thereafter, at the option of Lender, shall be immediately due and payable. Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to exercise any and all rights and remedies provided for herein, under the Loan Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial or non-judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order determined by Lender in its sole discretion. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrower shall remain liable to Lender therefor. Notwithstanding anything to the contrary contained herein, Lender may, after the occurrence and during the continuance of an Event of Default, sell, or direct any Custodian to sell, any bitcoin, Forked Assets or other digital assets in the Collateral Account without (i) any notice to Borrower, (ii) any publication of notice about a sale of such assets, it being acknowledged by Borrower that highly liquid and efficient markets exist for the sale of bitcoin, or (iii) any obligation to account to Borrower for any losses caused by Lender’s decision to liquidate such Collateral.

(b) To the extent that Applicable Law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Lender: (i) to fail to incur expenses reasonably deemed significant by Lender to safeguard the Collateral pending disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to remove Liens on or any adverse claims against Collateral; (iv) if required under the UCC, to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (v) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vi) to hire one or more market makers and/or brokers specializing in digital asset transactions to assist in the disposition of Collateral; (vii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (viii) to dispose of assets in wholesale rather than retail markets; (ix) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (x) to purchase

Credit and Security Agreement Ref. No. 7460	32

insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral; or (xi) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Upon the occurrence and during the continuance of any Event of Default, Lender shall have the right to exercise any and all rights and remedies provided for herein, under the Loan Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Borrower or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2. Lender’s Discretion. Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Lender’s rights hereunder as against Borrower or each other.

11.3. Setoff. In addition to any other rights which Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Lender shall have a right, immediately and without notice of any kind, to apply Borrower’s property held by Lender or any of its Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Lender with respect to any deposits held by Lender.

11.4. Liquidation without Notice. Borrower acknowledges that the price of bitcoin is (a) volatile and thus may decline speedily in value, and (b) bitcoin is a type of asset customarily sold on a recognized market. Accordingly, Borrower acknowledges and agrees that it would not be necessary under Section 9-611(b) of the UCC to give notice of any proposed disposition of the Collateral.

11.5. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

Credit and Security Agreement Ref. No. 7460	33

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Borrower hereby waives notice of non-payment of any indebtedness, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

XIII.	CLOSING DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower and Lender, shall become effective on the date hereof and shall continue in full force and effect until March 23, 2025 (the “Term”) unless sooner terminated as herein provided.

13.2. Termination. The termination of the Agreement shall not affect Lender’s ’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid. Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

13.3. Governing Law. This Agreement and each Loan Document (unless and except to the extent expressly provided otherwise in any such Loan Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Loan Documents or any related agreement may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrower at its address set forth in this

Credit and Security Agreement Ref. No. 7460	34

Agreement and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Lender’s option, by service upon Borrower which Borrower irrevocably appoints as such Borrower’s agent for the purpose of accepting service within the State of New York. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York, and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in New York.

13.4. Entire Understanding.

(a) THIS AGREEMENT AND THE DOCUMENTS EXECUTED CONCURRENTLY HEREWITH CONTAIN THE ENTIRE UNDERSTANDING BETWEEN BORROWER AND LENDER AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTEES NOT HEREIN CONTAINED AND HEREINAFTER MADE SHALL HAVE NO FORCE AND EFFECT UNLESS IN WRITING, SIGNED BY BORROWER’S AND LENDER’S RESPECTIVE OFFICERS. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Lender may modify this Agreement or any of the Loan Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Lender shall send a copy of any such modification to Borrower (which copy may be provided by electronic mail). Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

13.5. Successors and Assigns; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower and Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the written consent of Lender. Lender may transfer any of its rights or obligations under this Agreement (A) if no Event of Default then exists, to any Person that is not (i) an individual, (ii) a direct competitor of Borrower, or (iii) a vulture or distressed debt fund, or (B) during the continuance of an Event of Default, to any Person. Lender shall provide Borrower with sixty (60) days’ prior written notice of any proposed transfer unless an Event of Default has occurred and is continuing, in which case no such prior written notice shall be required. Lender shall provide written notice to Borrower of the effectiveness of any assignment or transfer of Lender’s interest in the Obligations and Lender shall, acting for this purpose as a non-fiduciary agent of Borrower, maintain a register in which it records such transfer, including the name(s) and address(es) of the transferee(s). No transfer shall be effective unless and until such transfer has been so registered.

Credit and Security Agreement Ref. No. 7460	35

(b) Borrower acknowledges that in the regular course of commercial banking business Lender may at any time and from time to time sell participating interests in the Obligations to other Persons. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Obligations held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in the Obligations payable hereunder to such Participant had Lender retained such interest in the Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower’s prior written consent, (ii) in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the Obligations payable hereunder to both Lender and such Participant, (iii) such Lender’s obligations under this Agreement shall remain unchanged, (iv) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (v) the Borrower shall continue to deal solely and directly with such Lender. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Obligations.

13.6. Notice. Any notice or request hereunder may be given to Borrower or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 13.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrower are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 13.6) in accordance with this Section 13.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 13.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 13.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

Credit and Security Agreement Ref. No. 7460	36

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 13.6; and

(g) If given by any other means (including by overnight courier), when actually received.

(A) If to Lender at:

Silvergate Bank

4250 Executive Square, Suite 300

La Jolla, Ca 92037

Attention: Loan Servicing

Telephone: [***]

Facsimile: [***]

(B) If to Borrower:

MacroStrategy LLC

1850 Tower Crescent Plaza

Tysons Corner, VA 22182

Attention: General Counsel

Telephone: [***]

Email: [***]

with a copy to:

WilmerHale

1225 Seventeenth St., Suite 2600

Denver, CO 80202

Attn: Chalyse Robinson

Fax: (720) 274-3133

Tel: (720) 598-3442

Email: chalyse.robinson@wilmerhale.com

13.7. Survival. The obligations of Borrower under this Agreement that expressly state that they survive termination of this Agreement shall survive termination of this Agreement and the Loan Documents and payment in full of the Obligations.

Credit and Security Agreement Ref. No. 7460	37

13.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

13.9. Expenses. Borrower shall pay all out-of-pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated). Notwithstanding the forgoing, Borrower shall only pay out-of-pocket expenses in excess of $50,000.00.

13.10. Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lender; therefor, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

13.11. Limitations of Liability. Neither Lender, nor any agent or attorney for Lender, shall be liable to Borrower (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Loan Document.

13.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

13.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other form of electronic transmission (including email transmission of a PDF image or the use of a third-party platform, including DocuSign) shall be deemed to be an original signature hereto.

13.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

13.15. Publicity. After public announcement of this Agreement and its terms by Borrower or Borrower’s Affiliates (including Parent) to the public as required by Parent’s public disclosure obligations as a public company, Borrower hereby authorizes Lender to make appropriate announcements (which shall not, in any event, disclose more information than is included in such public announcement by the Borrower or Borrower’s Affiliates without Borrower’s prior written consent) of the financial arrangement entered into among Borrower and Lender, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate.

Credit and Security Agreement Ref. No. 7460	38

13.16. Anti-Terrorism Laws.

(a) Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets physically located in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the proceeds of the Term Loan to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any activity that is in violation of Anti-Terrorism Law, (iv) each Covered Entity shall comply in all material respects with all Anti-Terrorism Laws and (v) the Borrower shall promptly notify the Lender in writing upon the occurrence of a Reportable Compliance Event.

13.17 Enforcement Waivers.

TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM, OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Credit and Security Agreement Ref. No. 7460	39

13.18 Confidentiality. Under this Agreement, Confidential Information may be disclosed between the parties. “Confidential Information” means any information disclosed by or on behalf of one party (the “Disclosing Party”) to the other party (the “Receiving Party”) that is identified as confidential at the time of disclosure, or that reasonably should be understood to be confidential in view of the information’s nature or circumstances around its disclosure, and will in all cases include transaction structure, transaction and pricing terms, business and financial plans, financial and legal information, software, technology, technical specifications, product development plans, marketing plans, customer lists, information relating to a party’s business operations or business relationships, and the existence and terms of this Agreement. Confidential Information will not include information that (a) is or becomes a part of the public domain through no act or omission of the Receiving Party; or (b) was in the Receiving Party’s lawful possession prior to the disclosure; or (c) is lawfully disclosed to the Receiving Party by a third party without restriction on the disclosure; or (d) is independently developed by the Receiving Party. The Receiving Party agrees to hold the Disclosing Party’s Confidential Information in confidence during the Term of this Agreement and for a period of five (5) years after the termination of this Agreement (other than with respect to trade secrets, which shall be held in confidence following such period in accordance with this Agreement), and to disclose such Confidential Information only to its Affiliates and its and their respective directors, officers, advisors, employees and agents (including, without limitation, any outside law firm advising the Receiving Party) (collectively, the “Representatives”) who have a need to know such Confidential Information for purposes of assisting in the performance of this Agreement and are required to protect it against unauthorized disclosure. Notwithstanding the foregoing, the Receiving Party and its Representatives may disclose the Disclosing Party’s Confidential Information as required by law, regulation, governmental, regulatory or self-regulatory body or legal process (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process), so long as the Receiving Party, to the extent permitted by law, rule or regulation and reasonably practicable under the circumstances, notifies the Disclosing Party in advance of the required disclosure as soon as reasonably practicable to allow the Disclosing Party to contest the disclosure. Upon termination of this Agreement and at the written request of the Disclosing Party, the Receiving Party will promptly destroy or return, at the sole discretion of the Disclosing Party, all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control, except for electronic copies made in the course of normal network backups or as required by internal compliance policies. For the avoidance of doubt, the existence and terms of this Agreement may be disclosed by Borrower or Borrower’s Affiliates (including Parent) to the public as required by Parent’s public disclosure obligations as a public company. The Borrower shall, in the case of any initial public disclosure of information about this Agreement or amendments thereto, notify the Lender in advance of the required disclosure as soon as reasonably practicable, and allow the Lender to review and request reasonable redactions of confidential business terms to the extent permissible under the applicable regulations of the SEC; provided, that Borrower shall be permitted to reject any proposed redaction that Borrower determines in good faith is not permissible or advisable in light of applicable SEC rules and regulations.

.

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Credit and Security Agreement Ref. No. 7460	40

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:

MacroStrategy LLC,
a Delaware limited liability company

By:	/s/ Phong Le
Name: Phong Le
Its: Vice President & Treasurer

LENDER:

SILVERGATE BANK

By:	/s/ Silvia Elliott
Name: Silvia Elliott
Title: Director of Loan Operations

Schedule 1

Loan Schedule

Borrower and Loan Information
Borrower Name	MacroStrategy LLC
Borrower Contact Information	[***]
Domicile of Borrower	Delaware
Loan Amount	$205,000,000.00
Loan Maturity Date	March 23, 2025
Collateral Type	Bitcoin
Collateral Ratio Requirements	Required LTV: 25%
LTV Shortfall: 50%
Collateral Replenishment Timing	1 Business Day
Excess Collateral Release Conditions	No more than 1x/day, for a min. amount of $5,000,000.00
Settlement Instructions	[***]
Segregated Address for Collateral Delivery Bitcoin address to which Borrower should transfer collateral
Custodian From Which Initial Collateral Transfer Will Be Made	[***]
Silvergate Instructions for Processing Payments and Principal Paydowns
For wire payments: Silvergate 4250 Executive Square, Ste 300 La Jolla, CA 92037 (858)362-6300 ABA – 322286803 Credit Account Name: [***] Credit Account Number: [***] Ref: Loan Name and Number
For DDA payments: Please contact Loan Servicing to arrange for DDA payments.

[Signatures Appear on Following Page]

The terms of this Loan Schedule are hereby acknowledged, effective as of the date of the last signature below, by:

Borrower

By:	/s/ Jeremy Price

Name:	Jeremy Price

Title:	Vice President

Email:	jprice@microstrategy.com

Date:	3/23/2022

Borrower

By:	/s/ Jeanine Montgomery

Name:	Jeanine Montgomery

Title:	Vice President

Email:	jmontgomery@microstrategy.com

Date:	3/23/2022

Silvergate Bank

By:	/s/ Wesley Knobel

Name:	Wesley Knobel

Title:	Director of Digital Asset Custody Operations

Date:	3/23/2022